Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES

APPOINTMENT OF NEW BOARD MEMBER

– Charles R. Eitel To Join Board of Directors –

HOUSTON, January 27, 2012/BUSINESSWIRE/ — Mattress Firm Holding Corp. (NASDAQ: MFRM) announced today that Charles R. Eitel has been elected to its Board of Directors as a Class II director, effective February 1, 2012, with a term expiring at the annual meeting of stockholders of the Company held in 2013. His election increases the Board size to seven members.

William Watts, Chairman of the Board commented, “We are delighted that Charlie has agreed to join our Board.  His financial acumen and industry experience will provide complementary business skills to an already strong Board.  I am sure that he will make significant contributions to the continuing growth of Mattress Firm.”

Mr. Eitel is a co-founder of Eitel & Armstrong, a consulting practice that provides hands-on operating and financial guidance to middle market companies. He is also a partner at E&A Advisors, which provides financial advice to middle market companies on capital formation, acquisitions, divestures, restructurings and private placements. Prior to forming Eitel & Armstrong in December 2009, Mr. Eitel served as Vice Chairman of the Board of The Simmons Bedding Company, an Atlanta based manufacturer of mattresses, from October 2008 to December 2009. He served as Chairman and Chief Executive Officer of Simmons from January 2000 until his appointment to Vice Chairman in 2008. Mr. Eitel currently serves on the Board of Directors of Duke Realty Corporation, American Fidelity Assurance Corporation, and Criterion Brock, owned by Wedbush Capital Partners. He also serves on the Advisory Board of Advanced Sleep Concepts, a bedding manufacturer.

“I am delighted and honored to join the Board of Directors of Mattress Firm.  The Company has an outstanding management team and well planned strategy for top line and bottom line growth,” said Mr. Eitel.

About Mattress Firm

Houston-based Mattress Firm is one of the nation’s leading specialty bedding retailers, offering a broad selection of both traditional and specialty mattresses from leading manufacturers, including Sealy, Serta, Simmons, Stearns & Foster and Tempur-Pedic.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713.343.3652

Media Contact: Sari Martin, mattressfirm@icrinc.com, 203.682.8345